Exhibit 99.1

                      Intraop Medical Corporation Appoints
        Allan C. Martin and Stephen L. Kessler to its Board of Directors


    SUNNYVALE, Calif.--(BUSINESS WIRE)--Dec. 7, 2005--Intraop Medical Corporation (OTCBB:IOPM) announces the appointment of Allan C. Martin and Stephen L. Kessler as directors of the Company. The Company now has a Board comprised of nine directors.
    Mr. Martin has over thirty years of experience in medical diagnostic imaging and treatment and most recently served as a General Manager of Corporate Finance at General Electric Healthcare. He began his career with Johnson & Johnson and was promoted to various senior management positions including Director of Digital Radiography, Director of Sales and Marketing for "J&J Ultrasound" and Director of Hospital Services. Mr. Martin then joined GE Healthcare where he was a General Manager responsible for the U.S. sales of diagnostic imaging products. He was subsequently promoted to General Manager of Business Development and lastly General Manager of GE Corporate Finance where he earned the coveted "GE CEO Award." Mr. Martin is a graduate of DePauw University and has an MBA from Case Western Reserve University.
    Mr. Kessler most recently worked as the Chief Financial Officer of the Metropolitan Transportation Authority (MTA) of New York, the largest regional transit provider in the Western Hemisphere. He began his career at Westinghouse Electric International Company where he held various management positions including financial planning and project control. He joined PEPSI Co. in 1972 and served as the Senior Business Planner to Corporate Staff and was later named Director of Financial Planning and Analysis of the Pepsi-Cola Bottling Group. In subsequent years, Mr. Kessler held various executive positions as Chief Financial Officer and Senior Vice President, including Senior Vice President -- Finance & Administration for the Construction Information Group at The McGRAW-HILL Companies. Mr. Kessler is a graduate of Carnegie Mellon University and received an MBA from the University of Chicago.
    "This is an exciting time for Intraop," commented Don Goer, CEO. "We are pleased to bring Allan and Steve to our Board and look forward to working with them. With the addition of Allan and Steve, I believe we have assembled an outstanding Board with strength and expertise in the core areas needed to grow our business. Their diversified experience in management, finance and medical diagnostics will contribute significant depth to Intraop's Board and corporate governance."

    About Intraop Medical Corporation

    Intraop Medical Corporation improves the quality of life for cancer patients through the development, manufacturing and sales of its proprietary Mobetron system. The Mobetron is a mobile electron beam system designed for intraoperative radiation therapy (IORT) treatment of cancer, coronary/vascular restenosis and other medical applications. IORT is the direct application of radiation to a tumor while a patient is undergoing cancer surgery. Intraop Medical Corporation has revolutionized this procedure by developing the first mobile device for delivering IORT in the operating room without the necessity of adding extensive radiation shielding. The Mobetron is easily transportable between operating rooms and/or hospitals, further increasing system usage. The system is FDA approved for sale in the United States and has received the equivalent foreign approvals; CE Mark in Europe, JIS in Japan and SDA in China. Intraop Medical Corporation is based in Sunnyvale, California. For more information on Intraop Medical Corporation please visit: www.intraopmedical.com.

    This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the Company to execute its plans. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.


    CONTACT: Intraop Medical Corporation
             Don Goer, 408-636-1020 ext. 101 (CEO)
             or
             Investor Relations Group
             Adam Holdsworth or Erik Lux, 212-825-3210
             (Investor Relations)
             Judy Katz or Lynn Granito, 212-825-3210
             (Media)